Exhibit 99.1

SUPERCLICK ANNOUNCES BINDING LOI TO ACQUIRE HOTELNET LLC.

SAN DIEGO, Calif., July 19, 2005 (PRIMEZONE via COMTEX) -- Superclick, Inc. (OTCBB:SPCK), a technology leader in IP infrastructure solutions to the hospitality industry, today announced that it has signed a binding letter of intent to acquire Hotel Net LLC, a private Atlanta-based provider of Internet management solutions to the hospitality industry.

Hotel Net is currently installed in more than 160 hotels and 20,000 rooms throughout North America. Todd M. Pitcher, Superclick's Chairman and interim CFO commented that "We have been extremely impressed with Hotel Net's business growth, service offerings and its commitment to customer support and believe that each aspect of its business is very synergistic with our own." Together, the combined businesses will have a room footprint of more than 75,000 rooms.

Chirag Patel, co-founder and CEO of Hotel Net , stated, "Superclick's superior HSIA server technology and 100% dedicated and pro-active support center will serve well the current Hotel Net customer base of over 160 hotels. This is exemplified by a recent partnership of the two companies at a large Marriott hotel, located in the Silicon Valley area that now offers guests seamless access to wired and wireless internet access. Our combination with Superclick will continue to enhance Superclick's excellent market position to offer fully integrated solutions for the high end hotels as well as address the smaller hotels with cost-effective HSIA solutions."

Pitcher added "We continue to look for ways to increase shareholder value by strengthening our business, and we believe that this transaction with Hotel Net will be a significant step forward in these objectives. We will continue to drive business growth through expanding our product and service capabilities both organically and through acquisitions. In doing so, we intend to continue to enhance our value proposition to the end customers." The transaction is subject to the closing of a material definitive agreement as early as August, 2005.

About Superclick, Inc.

Superclick, Inc. (OTCBB:SPCK.OB), through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)) in worldwide hospitality, multi-tenant unit (MTU) and university markets. Superclick provides hotels, MTU residences and universities with cost-effective Internet access utilizing high-speed DSL, CAT5 wiring, wireless and dial-up modem technologies. Superclick's proprietary technology converts dial-up analog Internet calls to digital access, improves connection speeds, unclogs local trunks, consolidates Internet traffic, supports flexible billing and provides targeted advertising to end-users. Current clients include MTU residences and Candlewood Suites (r), Crowne Plaza(r), Four Points by Sheraton(r), InterContinental Hotels Group PLC, Hilton(r), Holiday Inn(r), Holiday Inn Express(r), Hampton Inn(r), Marriott(r), Novotel(r), Radisson(r), Sheraton(r), Westin(r) and Wyndham(r) hotels in Canada, the Caribbean and the United States.

About Hotel Net

Founded  by  experienced   entrepreneurs   from  the  hospitality  and  wireless
technology industries in November 2002, Atlanta-based Hotel Net provides a highly reliable and efficient wireless High Speed Internet Access (HSIA) solution for the hospitality industry. The product, known as wireless HSIA Plus, was developed to provide more than just the immediate need of a secured Internet and has been configured to service all areas of the hotel including the lobby,
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meeting  rooms,   guestrooms,   and  outdoor  areas.   Due  to  the  proprietary
configuration,  it is able to deliver an industrial  strength signal,  virtually
eliminating   dead  spots  and   providing  the  hotel   properties   with  99%+
availability. In addition to the wireless connectivity, Hotel Net provides value-added mobile applications and direct marketing capability to increase the occupancy rate at hotels that have installed their technology. For more information on Hotel Net visit www.hotelnetllc.com.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms "believes," "belief," "expects," "intends," "anticipates," "will" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


SOURCE: Superclick, Inc.

By Staff

CONTACT:  Superclick, Inc.
          John Bevilacqua
          Investor Relations
          (866) 405-3959